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                                                                    EXHIBIT 99.5

CATUITY NAMES FORMER VERIFONE CFO TO HEAD AUDIT COMMITTEE

DETROIT, MI and SYDNEY, Australia (Friday, Aug. 26, 2005) - Catuity, Inc. (NASDAQ: CTTY; ASX: CAT), a provider of POS-focused solutions, today named veteran financial executive Don Campion to its Board of Directors and as the chairman of the Company's Audit Committee effective immediately.

The appointment of Mr. Campion, who most recently was the Chief Financial Officer of VeriFone Inc., North America's leading manufacturer of point-of-sale technology, fills the vacancy created by the sudden death in June of Audit Committee Chairman Alan Gilman.

"Don brings his understanding of the point of sale market, his relationships and more than 30 years of financial management to our board. We are a stronger Company because of his leadership," said John Racine, President and CEO of Catuity Inc. "As a result of Don's appointment Catuity is expected to regain compliance with Nasdaq's Marketplace Rule that requires listed companies to maintain three independent directors on the audit committee of the board.

Added Alexander (Sandy) Dawson, the non-executive chairman of the board, "An executive of the caliber of Don Campion sends a clear message that we are committed to building a team at all levels capable of delivering for our shareholders. His experience in the capital markets; his understanding of mergers and his record of driving profitable growth are all cornerstones of our strategy."

Mr. Campion enjoyed a successful and diverse career in senior financial management positions at Detroit-based General Motors. Since then he has been the CFO at a number of companies including Oxford Automotive, Cambridge Industries, Special Devices Inc. and, most recently at VeriFone Inc, where he played a lead role in preparing the company for recapitalization prior to its very successful IPO in 2005. He is currently chairman of the audit committee and a member of the compensation committee for Haynes International, an Indiana-based leader in manufacturing high performance alloys.

Mr. Campion will chair Catuity's Audit Committee and be a member of the Compensation Committee. He lives in Commerce, Michigan near the company's Detroit headquarters.

"For more than 30 years, Don Campion has seen business through critical transitional phases and his more recent experience at restructuring and recapitalizing companies adds great depth to our Board," said Mr. Racine. "His experience at VeriFone has given him intimate knowledge of our business at the POS."

Adds Mr. Campion, "Catuity competes at the intersection of two great growth markets: payments and loyalty. The Company's business model and strategy satisfy an unmet need and Catuity can win in this market with the right capital structure, smart strategic mergers and old-fashioned shoe leather to generate sales."

Catuity, Inc. makes the point of sale more profitable for its clients by delivering products and services that reduce costs and generate new revenue. More information on Catuity is available at its website: http://www.catuity.com.

In conjunction with the provisions of the "Safe Harbor" section to the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the US Securities & Exchange Commission.

Contact: Jack Lowry
Catuity Inc.
                  313.567.4348, ext. 202
                  jackl@catuity.com